Exhibit 99.1

MSCI Inc. Appoints Robert Ashe to Board of Directors

New York – December 2, 2013 – MSCI Inc. (NYSE: MSCI), a leading provider of investment decision support tools worldwide, including indices, portfolio risk and performance analytics and corporate governance services, announced today that Mr. Robert G. Ashe has joined the MSCI Inc. Board of Directors, effective December 2, 2013. Mr. Ashe will serve on the Audit Committee.

Mr. Ashe retired from IBM in 2012 as the General Manager of the Business Analytics division. Prior to joining IBM, he was the Chief Executive Officer of Cognos, a provider of business intelligence and performance management software that was acquired by IBM in 2008. Before becoming the Chief Executive Officer, Mr. Ashe held a number of other key roles at Cognos, including President, Chief Corporate Officer, Chief Operating Officer, and Senior Vice President of Research & Development. In addition to serving on the MSCI Board, he also serves on the boards of Halogen Software (TSX: HGN) and ServiceSource International, Inc. (NASDAQ: SREV). He is a Chartered Accountant.

“Rob’s appointment underscores MSCI’s commitment to having a strong, independent and experienced board,” said Henry Fernandez, Chairman and CEO of MSCI Inc. “He brings a long and successful track record in the software and analytics industry to MSCI’s Board of Directors. I am confident that Rob’s insight will be of significant value to our management team as we seek to build upon our position as a leading provider of best-in-class investment decision support tools to clients around the world.”

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About MSCI

MSCI Inc. is a leading provider of investment decision support tools to investors globally, including asset managers, banks, hedge funds and pension funds. MSCI products and services include indices, portfolio risk and performance analytics, and governance tools.

The company’s flagship product offerings are: the MSCI indices with approximately $7.5 trillion estimated to be benchmarked to them on a worldwide basis1; Barra multi-asset class factor models, portfolio risk and performance analytics; RiskMetrics multi-asset class market and credit risk analytics; IPD real estate information, indices and analytics; MSCI ESG (environmental, social and governance) Research screening, analysis and ratings; ISS governance research and outsourced proxy voting and reporting services; and FEA valuation models and risk management software for the energy and commodities markets. MSCI is headquartered in New York, with research and commercial offices around the world. MSCI#IR

[1]	As of March 31, 2013, as published by eVestment, Lipper and Bloomberg on July 31, 2013

For further information on MSCI, please visit our website at www.msci.com

MSCI Inc. Contact:

W. Edings Thibault, MSCI, New York	+ 1.212.804.5273

Media Inquiries:

Jo Morgan, MSCI, London	+ 44.20.7618.2224

Kristin Meza, MSCI, New York	+ 1.212.804.5330

Sally Todd | Christian Pickel, MHP Communications, London	+ 44.20.3128.8100

msci.com